Exhibit 10.34

VMWARE, INC.
2007 EQUITY AND INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT
FOR NON-U.S. PARTICIPANTS
I.    NOTICE OF GRANT

Unless otherwise defined in this notice of grant (“Notice of Grant”) and Performance Stock Unit Agreement for Non-U.S. Participants, the capitalized used herein will have the meanings set forth in the VMware, Inc. 2007 Amended and Restated Equity and Incentive Plan (the “Plan”) .

Grant No.:

Name:             (“Participant”)

The Participant has been granted an award (the “Award”) of Performance Stock Units (the “PSUs”), subject to the terms and conditions of this Notice of Grant, the Plan and this Performance Stock Unit Agreement for Non-U.S. Participants, including any country-specific provisions as set out in Appendix A thereto (collectively, the “Agreement”). Except as set forth in Section 4, the number of shares earned pursuant to the Award will equal the number of shares subject to the PSUs set forth below multiplied by the conversion ratio determined by the Administrator (the “Conversion Ratio”) at the end of the Performance Period in accordance with the schedule attached as Exhibit A to this Agreement (the “Performance Schedule”).

Date of Grant:

Number of PSUs:

Performance Period:

Vesting Schedule:

The Award will vest in full on ________ __, 20__ (the “Vesting Date”), subject to the Participant’s continuing employment with the Company or any Subsidiary through the Vesting Date in accordance with Section 2(a) of the Agreement.

II.    AGREEMENT
1.    Grant of the PSUs. The Company has granted the Participant the number of PSUs set forth in the Notice of Grant. However, unless and until the PSUs will have vested, the Participant will have no right to the payment or receipt of any Stock subject thereto. Prior to actual payment or receipt of any Stock, the PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
2.    Vesting of PSUs.
(a)    Subject to Section 2(b) below, the Participant will vest in the PSUs in accordance with the vesting schedule set forth in the Notice of Grant; provided, that, in the event the Participant incurs a termination of employment for any reason other than due to the Participant’s death or termination by the Company or Subsidiary due to “disability” (as defined under the applicable long-term disability plan of the Company or Subsidiary, or, if there is no such plan, as determined by the Board or the Committee (each, the “Administrator”)), such that the Participant is no longer employed by the Company or any Subsidiary, the Participant’s right to vest in the PSUs and to receive the Stock related thereto will terminate effective as of the date that Participant ceases to be so employed and thereafter, the Participant will have no further rights to such unvested PSUs or the related Stock. In such case, any unvested PSUs held by the Participant immediately following such termination of employment will be forfeited. In the event that the Participant’s employment is terminated by reason of death or by the Company due to disability, then any unvested portion of the PSUs will automatically accelerate and the Participant will become fully vested in one share of Stock for each of the PSUs subject to this Agreement upon termination of employment by reason of death or by the Company due to disability, provided, however, that if termination due to death or by the Company due to disability occurs after a Change in Control, the Participant will vest in the number of shares of Stock determined per Sections 4(b) and 4(d) below. In all cases, the date of termination of employment for purposes of the PSUs will be determined in the sole discretion of the Administrator and will not be extended by any notice period or “garden leave” that may be required contractually or under applicable laws and during which time the Participant is not actively rendering services, unless otherwise determined by the Company in its sole discretion.
(b)    Solely for purposes of this Agreement, the Company, in its sole discretion, may consent to treating employment of the Participant by Dell Technologies Inc. (the “Parent”), or by an Affiliate in which the Company and Parent hold, directly or indirectly, an aggregate of at least 80% of the equity or voting interest, the same as if the Participant is employed by the Company in accordance with procedures approved by the Committee, provided, however, that if the Participant is an officer subject to Section 16 of the Exchange Act, such consent must be approved by the Committee.
3.    Issuance of Stock. No Stock will be issued to the Participant prior to the date on which the PSUs vest. After any PSUs vest and subject to the terms of this Agreement, including without limitation Section 7 hereof, the Company will cause to be issued (either in book-entry form or otherwise) to the Participant or the Participant’s beneficiaries, as the case may be, that number of shares of Stock corresponding to the number of such vested PSUs as soon as administratively practicable following vesting, but in no event will the issuance of such shares be made subsequent to March 15th of the year following the year in which the shares vested. No fractional shares of Stock will be issued under this Agreement. Notwithstanding any provision in the Plan to the contrary and subject only to changes in Stock, as set forth in Section 8 hereof, the PSUs will be settled only in shares of Stock.

4.    Change in Control.
(a)    Change in Control during Performance Period. In the event of a Change in Control during the Performance Period, the Performance Period will terminate immediately prior to consummation of the Change in Control. The Administrator will determine the Conversion Ratio prior to the consummation of the Change in Control pursuant to instructions set forth in the Performance Schedule. If the Performance Schedule does not set forth the means for calculating the Conversion Ratio in the event of a Change in Control, then the Conversion Ratio will equal one share per each vested PSU. “Change in Control” has the meaning set forth in Exhibit A to this Agreement.
(b)    Change in Control following Performance Period. In the event of a Change in Control following completion of the Performance Period, the Administrator will determine the Conversion Ratio prior to the consummation of the Change in Control based on actual performance pursuant to instructions set forth in the Performance Schedule.
(c)    Vesting. Following a Change in Control, this Award will continue to vest in accordance with the original vesting schedule set forth in Section I above, provided however, that if this Award is not assumed or replaced in accordance with the provisions of the Plan regarding the effect of mergers and consolidations on Awards, then immediately prior to the Change in Control, the Award will vest as to a number of shares equal to the total number of PSUs subject to this Award multiplied by the Conversion Ratio.
(d)    Conversion Ratio Upon Termination Due to Death or Disability Following Change in Control. If, following a Change in Control the Participant’s vesting in the PSUs is accelerated in accordance with Section 2(a) above due to termination of employment by reason of death or by the Company due to “disability” (as defined in Section 2(a) above), then the Participant will, upon the date of such termination, become fully vested in a number of Shares equal to the number of unvested PSUs multiplied by the Conversion Ratio.
5.    Death of Participant. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the administrator or executor of the Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
6.    Leave of Absence; Reduction in Service Level. In accordance with the provisions of the Plan regarding the effect of a leave of absence or a reduction in service level on an outstanding Award, the Committee may determine, in its sole discretion (i) whether, and the extent to which, a leave of absence will cause a reduction or other change in this Award, (ii) whether, and the extent to which, a reduction in service level (for example, from full-time to part-time employment), will cause a reduction, or other change, in an Award, and (iii) whether a leave of absence or reduction in service level will be deemed a termination of employment for the purpose of this Award. Any changes to this Award pursuant to the Plan and this Section 6 of the Agreement, will not result in an increase in the amount of the Award or otherwise accelerate its payment. The Committee will also determine all other matters relating to whether the employment or service of Participant is continuous for purposes of this Award.

7.    Taxes.
(a)    The Participant acknowledges that, regardless of any action taken by the Company or any entity employing the Participant (the “Employer”) the ultimate liability for all income tax (including U.S. federal, state and local tax and non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account, and any other required deductions or payments related to Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed any amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including but not limited to, the award of the PSUs, the vesting or settlement of the PSUs, the subsequent sale of Stock acquired pursuant to such settlement, and the receipt of any dividends and or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Participant also understands that applicable laws may require varying PSU or Stock valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Participant under applicable laws. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company or the Employer (or former employer, as applicable), or both, may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    As a condition to the grant and vesting of the PSUs and prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and the Employer to satisfy all withholding or other obligations of the Company and the Employer with respect to Tax-Related Items. In this regard, the Participant hereby authorizes the Company and the Employer, in their sole discretion and without any further notice to or authorization by the Participant, to withhold from the Stock being distributed under the PSUs upon vesting that number of whole shares necessary to meet the withholding obligation as determined by the Company and the Employer with respect to such PSUs, provided that the Company only withholds the amount of Stock necessary to satisfy, but unless other consented to by the Participant, not exceeding, the minimum withholding amount, rounded down to the nearest whole share and that the Company withholds the balance of the minimum withholding amount by withholding such balance from Participant’s wages or other cash compensation paid to Participant by the Company and the Employer. If the Company satisfies the withholding obligation for Tax-Related Items by withholding Stock being distributed under the PSUs as described above, the Participant hereby acknowledges that the Participant is deemed to have been issued the full amount of Stock subject to the PSUs, notwithstanding that Stock is held back solely for the purpose of paying the Tax-Related Items due as a result of the PSUs, vesting or settlement of the PSUs. Alternatively, or in addition, the Company may (a) only to the extent and in the manner permitted by all applicable laws, including making any necessary securities registration or taking any other necessary actions, sell (or instruct the broker whom it has selected for this purpose to sell) the Stock to be issued upon the vesting or settlement, as applicable, of the Participant’s PSUs to meet the withholding obligation for Tax-Related Items, or (b) withhold all applicable Tax-Related Items legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company or the Employer or both. If Participant is an officer subject to Section 16 of the Exchange Act, only such minimum withholding amount will be withheld and such amount will be satisfied by withholding otherwise-deliverable Stock, unless otherwise approved by the Committee. Upon any such withholding, any and all rights of Participant to such withheld Stock is deemed to be forfeited to the Company. Finally, the Participant hereby acknowledges that the Participant is required to pay to the Company or the Employer any amount of Tax-Related Items that the Employer may be required to withhold as a result of the Participant’s

Award of PSUs, vesting of the PSUs, or the issuance of Stock in settlement of vested PSUs that cannot be satisfied by the means previously described. The Participant hereby acknowledges that the Company may refuse to deliver the Stock in settlement of the vested PSUs to the Participant if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this Section 6.
(c)    The Participant has reviewed and understands the tax obligations as set forth in this Agreement and understands that the Company is not providing any tax, legal or financial advice. In addition, the Company is not making any recommendations regarding the Participant's participation in the Plan, or the Participant's acquisition or sale of the underlying shares of Stock. The Participant should consult with the Participant’s own tax, legal and financial regarding the Participant's participation in the Plan before taking any action related to the Plan. The Participant further acknowledges and agrees that the Participant is solely responsible for filing all relevant documentation that may be required of the Participant in relation to this Award or any Tax-Related Items, such as but not limited to personal income tax returns or reporting statements in relation to the grant or vesting of the PSUs, the holding of Stock or any bank or brokerage account (including foreign accounts), the subsequent sale of Stock, and the receipt of any dividends or other payments.
8.    Changes in Stock. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company, or other similar corporate transaction or event affecting the Stock occurs such that an adjustment or change is determined by the Administrator (in its sole discretion) to be necessary or appropriate, the Administrator will proportionately adjust this Award in accordance with the terms of the Plan, including adjustments in the number and kind of shares of Stock or other property the Participant would have received upon vesting of the PSUs; provided, however, that the number of shares of Stock into which the PSUs may be converted will always be a whole number.
9.    Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Stock deliverable hereunder unless and until certificates representing such Stock (which may be in book-entry form) have been issued and recorded in the records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Stock and receipt of dividends and distributions on such Stock.
10.    No Effect on Employment. The transactions contemplated hereunder and the vesting schedule set forth in the Notice of Grant do not: (i) constitute an express or implied promise of continued employment for any period of time, (ii) interfere with right of the Company, the Parent or any Subsidiary or Affiliate to terminate the Participant’s employment at any time in accordance with applicable law, or (iii) entitle the Participant to any additional rights under the Plan or under any other welfare or benefit plan of the Company, the Parent or any Subsidiary or Affiliate.
11.    Nature of Grant. In accepting the PSUs, the Participant acknowledges, understands and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs even if PSUs have been granted repeatedly in the past; (c) all decisions with respect to future Awards of PSUs, if any, will be at the sole discretion of the Company; (d) the Participant is voluntarily participating in the Plan; (e) the PSUs and Stock subject to the PSUs are not intended to replace any pension rights or compensation; (f) the PSUs and the Stock subject to the PSUs and the income and value of the same are not part of normal or expected salary or compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (g) the future value of the underlying Stock is unknown, indeterminable, and cannot be predicted with certainty; (h) no claim or entitlement to compensation or damages will arise from termination of the PSUs or any diminution in value of the PSUs or Stock received when the PSUs vest resulting from the termination of the Participant’s employment or other relationship for any reason whatsoever, and in consideration of the grant of PSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, the Employer, the Parent, and any Subsidiary or Affiliates, waive his or her ability, if any, to bring any such claim; and releases the Company, the Employer, the Parent, and any Subsidiary or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; (i) unless otherwise provided in the Plan or by the Company in its discretion, the PSU and the benefits evidenced by this Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; (j) neither the Company, the Employer, the Parent, nor any Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar or the selection by the Company or any Subsidiary or Affiliate in its sole discretion of an applicable foreign exchange rate that may affect the value of the PSUs or of any amounts due to the Participant pursuant to the settlement of the PSUs or the subsequent sale of any Stocks acquired upon settlement or the calculation of income or any Tax-Related Items thereunder.
12.    Blackout Periods. The Participant acknowledges that, to the extent the vesting of any PSUs occurs during a “blackout” period wherein certain employees, including the Participant, are precluded from selling Stock, the Administrator retains the right, in its sole discretion, to defer the delivery of the Stock pursuant to the PSUs; provided, however, that the Administrator will not exercise its right to defer the Participant’s receipt of such Stock if such shares of Stock are specifically covered by a trading plan of the Participant that conforms to the requirements of Rule 10b5-1 of the Exchange Act and the Company’s policies and procedures with respect to Rule 10b5-1 trading plans and such trading plan causes such shares to be exempt from any applicable blackout period then in effect. In the event the receipt of any shares of Stock is deferred hereunder due to the existence of a regularly scheduled blackout period, such shares will be issued to the Participant on the first business day following the termination of such regularly scheduled blackout period; provided, however, that in no event will the issuance of such shares be deferred subsequent to March 15th of the year following the year in which such shares vest. In the event the receipt of any shares of Stock is deferred hereunder due to the existence of a special blackout period, such shares will be issued to the Participant on the first business day following the termination of such special blackout period as determined by the Company’s General Counsel or his or her delegatee; provided, however, that in no event will the issuance of such shares be deferred subsequent to March 15th of the year following the year in which such shares vest. Notwithstanding the foregoing, any deferred shares of Stock will be issued promptly to the Participant prior to the termination of the blackout period in the event the Participant ceases to be subject to the blackout period. The Participant hereby represents that he or she accepts the effect of any such deferral under relevant federal, state and local tax laws or otherwise. Regardless of any blackout period, any cross-border cash remittance made to transfer proceeds received upon any sale of Stock must be made through a locally authorized financial institution or registered foreign exchange agency and may require Participant to provide to such entity certain information regarding the transaction.

13.    Award is Not Transferable. Except to the limited extent provided in Section 5 above, this Award of PSUs and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way by the Participant (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the Participant has been issued the Stock. Upon any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void. The terms of this Agreement will be binding upon the Participant’s executors, administrators, heirs, successors and any permitted transferees.
14.    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other PSU grant materials (“Data”) by and among, as applicable, the Employer, the Company, the Parent and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all PSUs or any entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan. The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a third party. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing his or her consent is that the Company would not be able to grant the Participant PSUs or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
15.    Entire Agreement. This Agreement, subject to the terms and conditions of the Plan and the Notice of Grant and the country-specific terms contained in Appendix A, represents the entire agreement between the parties with respect to the PSUs.
16.    Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Agreement and the country-specific terms contained in Appendix A hereto will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17.    Additional Conditions to Issuance of Certificates for Stock. The Company will not be required to issue any certificate or certificates for Stock hereunder prior to fulfillment of all the following conditions: (a) the admission of such Stock to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Stock under any state, federal or foreign law or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other governmental regulatory body, which the Administrator, in its absolute discretion, deems necessary or advisable; (c) the obtaining of any approval or other clearance from any state, federal or foreign governmental agency, which the Administrator, in its absolute discretion, determines to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the PSUs as the Administrator may establish from time to time for reasons of administrative convenience. The Administrator may refuse the issuance of any Stock hereunder pursuant to Section 7(j) of the Plan. In this regard, the Participant acknowledges and agrees that the Company is under no obligation to register or qualify the shares of Stock with any U.S. federal or state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, the Participant agrees that the Company will have unilateral authority to amend the Plan and the Agreement without the Participant’s consent to the extent necessary or advisable to comply with securities or other laws applicable to issuance of shares of Stock.
18.    Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
19.    Administrator Authority. Participant acknowledges that determination of the number of shares of Stock earned under this Award is subject to determination by the Administrator of achievement of the performance targets set forth on the Performance Schedule. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Participant, the Company, the Employer and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
20.    Language. If the Participant has received the Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different that the English version, the English version will control.
21.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
22.    Cancellation, Recission and Recoupment of Award. Participant hereby acknowledges that this Award and any shares of Stock issued pursuant to this Award are subject to cancellation, rescission, clawback, repayment or other action at the discretion of the Board or the Committee as set forth in the provisions of the Plan regarding the clawback or recoupment of Awards in accordance with any clawback policy adopted by the Company pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, in the event of a restatement of incorrect financial results or if that Participant engages is terminated for Cause. In addition, the Administrator has the discretion to require Participant to reimburse the Company for all or any portion of the Stock issued pursuant to this Award, or the value thereof, if:

(a)    the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement;
(b)    in the view of the Board or the Committee, the Participant engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any substantial affiliate; and
(c)    a lower vesting would have occurred based upon the restated financial results.
In each such instance, upon the determination of the Committee to require recoupment of a previously issued number of shares of Stock under this Agreement, the Company will, to the extent practicable and allowable under applicable laws, require reimbursement of any number of shares of Stock, or the value thereof, issued for the relevant period that exceeded the lower number of shares of Stock that would have been issued based on the restated financial results, provided that the Company will not seek to recover shares of Stock issued more than three years prior to the date the applicable restatement is disclosed.

23.    Agreement Severable. If any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
24.    Notice of Governing Law; Venue. This Agreement will be governed by the internal substantive laws, but not the choice of law rules of the State of Delaware, U.S.A. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, U.S.A., and agree that such litigation will be conducted only in the courts of Santa Clara County, California, U.S.A. or the federal courts of the United States for the Northern District of California, and no other courts, where this grant is made or to be performed.
25.    Insider Trading Restrictions; Market Abuse Laws. The Participant acknowledges that, depending on his or her country of residence, the Participant may be subject to insider trading restrictions or market abuse laws, or both, which may affect the Participant’s ability to acquire or sell Stock or rights to shares of Stock (e.g., PSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by any applicable law). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy and applicable laws and regulations in the United States. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant is advised to speak with his or her personal advisor on this matter.
26.    Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof will not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.
27.    Notices. Any notice which either party hereto may be required or permitted to give the other must be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Company, at the address provided below, and the Participant at his or her address as shown on the Company’s or the Employer’s payroll records, or to such other address as the Participant, by notice to the Company, may designate in writing from time to time.

To the Company:	VMware, Inc.
3401 Hillview Avenue
Palo Alto, CA 94304
Attention: Legal Department

28.    Electronic Delivery. The Company may, in its sole discretion, decide (a) to deliver by electronic means any documents related to the PSUs granted under the Plan, the Participant’s participation in the Plan, or future Awards that may be granted under the Plan or (b) to request by electronic means the Participant’s consent to participate in the Plan. By accepting this grant, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.
29.    Appendix A. Notwithstanding any provision of this document, the PSUs will be subject to the attached additional terms and conditions set forth in Appendix A for the Participant’s country of work or residence, if any, which are incorporated by reference to this Agreement. In addition, Participant understands that the laws of the country in which he/she is working or residing at the time of grant, holding, or vesting of the PSUs or at ownership or the subsequent sale of shares of Stock (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may subject Participant to additional terms and conditions or procedural or regulatory requirements he/she is solely responsible for and must independently fulfill in relation to ownership or sale of Stock; such requirements may be described in but are not limited to Appendix A. Moreover, if Participant relocates to one of the countries included in Appendix A, then special terms and conditions for such country will apply to the PSUs, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes a part of this Agreement.
30.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the PSUS and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
* * *
Participant’s signature below indicates Participant’s agreement and understanding that this Award is subject to and governed by the terms and conditions of the Notice of Grant, the Plan and this Agreement including, without limitation, Section 22 above. The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, which are incorporated herein by reference. Participant herby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement.

PARTICIPANT

Signature

Print Name

Date:

APPENDIX A
TO THE VMWARE, INC.
PERFORMANCE STOCK UNIT AGREEMENT FOR NON-U.S. PARTICIPANTS

This Appendix A includes additional terms and conditions that govern the Award of PSUs granted to the Participant under the Company’s Plan if Participant works or resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix A are defined in the Plan, the Notice of Grant, or the Agreement, and have the meanings set forth therein.
This Appendix A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 8, 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted in this Appendix A as the only source of information relating to the consequences of the Participant’s participation in the Plan, because the information may be out of date by the time the Participant vests in the PSUs or sells shares of Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to Participant’s situation.
Finally, the Participant understands that if he or she is a citizen or resident of a country other than the one in which the Participant is currently working or residing, or if the Participant relocates to another country or transfers employment or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company will, in its sole discretion, determine to what extent the terms and conditions contained herein will apply.
Securities Law Notice: Unless otherwise noted, neither the Company nor the Stock are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Agreement and any other communications or materials that Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in Participant’s jurisdiction.

Data Privacy: For residents of the European Union and elsewhere as may be applicable, the following language supplements Section 14 of the Agreement: The Participant understands that Data will be held only as long as is necessary to implement, administer, and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view his or her Data, request additional information about the transfer, storage and processing of the Data, require any necessary amendments to Data or refuse or withdraw the consents herein, without cost, by contact in writing Participant’s local human resources representative.
If Your Country Is Not Listed Below: Even if no country-specific disclosure is provided below for your country, this Agreement and the general provisions of this Appendix A still apply to you. Moreover, the notices, disclaimers, and/or terms and conditions for a given country in this Appendix A may apply if you move to or otherwise become subject to the applicable laws or Company policies of such country.
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UNITED KINGDOM
Tax Acknowledgment
As a condition of participating in the Plan and the vesting and settlement of the PSUs, the Participant agrees to accept any liability for secondary Class 1 NICs (“Employer NICs” or “Secondary Liability”) which may be payable by the Company or the Employer with respect to the issuance of shares of Stock or otherwise payable in connection with the vesting of the PSUs under the Plan. By accepting the PSU grant (whether in writing, electronically or otherwise), Participant explicitly accepts the terms of and enters into the Form of Election to Transfer the Employer’s Secondary Class 1 National Insurance Liability to the Employee, the form of such joint election being formally approved by HM Revenue and Customs (“HMRC”), as provided below (the “NIC Election”). If requested by the Company or the Employer, the Participant also agrees to execute a separate joint election with the Company or the Employer (also an “NIC Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to the Participant. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company or the Employer. The Participant agrees to enter into a NIC Election prior to the vesting of the PSUs. If the Participant does not enter into such election prior to vesting, or if the NIC Election is revoked at any time by HMRC, then unless the Company determines otherwise as provided below, the Participant will not be entitled to vest in the PSUs or receive shares of Stock, without liability to the Company, the Employer, the Parent, or any Subsidiary or Affiliate.
Participant shall indemnify the Company and/or the Employer against any Employer NICs and, if the Company so determines, the Company shall allow vesting of the PSUs notwithstanding the absence of a valid NIC Election, and Participant agrees that, in such circumstances, the Company and/or the Employer may recover the amount of any Employer NICs by way of withholding in accordance with Section 7 of the Agreement.
The Participant agrees that if the Employer or the Company does not withhold the full amount of Tax-Related Items (including the Employer NICs) that the Participant owes due to the vesting of the PSUs or release, assignment or cancellation of the PSUs (the “Taxable Event”) from the Participant within 90 days after the end of the UK tax year in which the Taxable Event occurred or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld may constitute a loan owed by the Participant to the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the UK statutory rate and it will be immediately due and repayable by the Participant and the Company or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Participant by the Employer, by withholding in shares of Stock at vesting of the PSUs or by demanding cash or a check from the Participant or any other means referred to in Section 6 of the Agreement.
Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the above paragraph will not apply. In the event that the Participant is an executive officer or director and Tax-Related Items are not collected from or paid by the Participant within the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any employee national insurance contributions due on this additional benefit which the Company or the Employer may recover from the Participant by any means set forth in the “Taxes” section of the Agreement.
FORM OF ELECTION TO TRANSFER THE EMPLOYER’S SECONDARY
CLASS 1 NATIONAL INSURANCE LIABILITY TO THE EMPLOYEE
Elections and Withholding Obligations
Your PSUs will only be vested and settled if you have first entered into or completed the following to the satisfaction of the Company or these obligations (or any of them) have been waived by the Company:

•
an election under Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (in a form approved by the Company) for the full disapplication of Chapter 2 of Part 7 of that Act in relation to all the shares of Common Stock subject to this PSU;

•
a joint election with the Company and/or any Subsidiary in accordance with Paragraph 3B(1) of Schedule 1 of the Social Security Contributions and Benefits Act 1992 (the “SSCBA”) (either by executing this Agreement so as to be bound by the terms of this NIC Election or in such other form the Company may require from time to time) for the whole of any liability for Employer national insurance contributions to be transferred to you;

•
a deed of adherence (in such form as determined by the Company from time to time) pursuant to which you become a party to and bound by any applicable shareholder agreement (or similar agreement) as amended or replaced from time to time.

National Insurance Contributions Joint Election (“NIC Election”)

(a)	For the purposes of this NIC Election, “Relevant Employment Income” means:
(i) an amount that counts as employment income of the Participant under section 426 of the Income Tax (Earnings and Pensions) Act 2003 (restricted securities: charge on certain post-acquisition events);
(ii) an amount that counts as employment income of the Participant under section 438 of the Income Tax (Earnings and Pensions) Act 2003 (convertible securities: charge on certain post-acquisition events); or
(iii) any gain that is treated as remuneration derived from the Participant’s employment by virtue of section 4(4)(a) SSCBA, which is derived from or otherwise in connection with 1) this PSU or its assignment or release or otherwise or the Shares issued or transferred pursuant to the vesting and settlement of this PSU or 2) any other Award granted to Participant under the Plan, including as such Plan may be amended in the future, and any subsequent equity plans to be implemented by VMware, Inc., or such Award’s assignment or release or otherwise or the Shares issued or transferred pursuant to the vesting, exercise, and/or settlement of such Award.

(b)	The Employer may be liable to pay secondary Class 1 National Insurance Contributions in respect of any Relevant Employment Income (the “Secondary Liability”).

(c)
The Participant and the Company (on behalf of the Employer) hereby jointly elect that the whole of the Secondary Liability is hereby transferred to the Participant on the terms set out in this NIC Election.

(d)
The Participant hereby authorizes the Company and the Employer to recover an amount from the Participant sufficient to cover the Secondary Liability to the extent transferred to the Participant under this NIC Election. Such recovery may be made by the Company and the Employer in accordance with any of the following:

(i) deduction from any sums owing to the Participant (including in particular but not by way of any limitation any installment of salary, bonus, commission or otherwise);
(ii) delivery by the Participant to the Company of cash, banker’s draft or cheque; or
(iii) such other arrangements as the Company considers appropriate from time to time.

(e)
The Company agrees to pay, or procure the payment of, the Secondary Liability to HMRC within 14 days after the end of the tax month during which the vesting, settlement, assignment or release (as the case may be) of the PSUs (or part thereof) occurred.

(f)	HM Revenue & Customs has approved the form of this NIC Election and the arrangements for securing that the liability transferred by this NIC Election will be met.

(g)	This NIC Election shall continue in effect until the earlier of:
(i) the fulfillment of all of the obligations contained in this NIC Election;
(ii) it is revoked jointly by the Company (on behalf of the Employer) and the Participant;
(iii) notice is given to the Participant by the Company (on behalf of the Employer) terminating the effect of this NIC Election;
(iv) HMRC notifies the Company or the Employer that the approval of this NIC Election has been withdrawn.

(h)	The terms of this NIC Election will continue in force regardless of whether the Participant ceases to be an employee of the Employer.

(i)	The Participant hereby confirms that in entering into the Agreement he will be personally liable for the Secondary Liability covered by this NIC Election, including in relation to any other Award.

(j)
This NIC Election will not apply to the extent that it relates to Relevant Employment Income which is employment income of the Participant by virtue of Chapter 3A of Part 7 of the Income Tax (Earnings and Pensions) Act 2003 (employment income: securities with artificially depressed market value).

(k)
This NIC Election does not apply to any liability, or any part of any liability, arising as a result of regulations given retrospective effect by virtue of section 4B(2) of either the SSCBA or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

(l)	By accepting this Agreement in writing, electronically, or otherwise, the Company and the Participant hereby agree (inter alia) to be bound by the terms of this NIC Election as set out herein.

Exhibit A
Performance Schedule